Exhibit 21.1

CATALYST PHARMACEUTICALS, INC.

LISTING OF SUBSIDIARIES

CATALYST PHARMACEUTICALS, INC. SUBSIDIARIES	JURISDICTION
Catalyst Pharmaceuticals Ireland, Ltd.	Ireland